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                                  FOR:  QUIXOTE CORPORATION

                              CONTACT:  Daniel P. Gorey
                                        Chief Financial Officer
                                        Joan R. Riley
                                        Director of Investor Relations
                                        (312) 467-6755
FOR IMMEDIATE RELEASE
                              CONTACT:  Investor  Relations:
                                        Hulus Alpay/Jack Cohen
                                        Morgen-Walke Associates
                                        (212) 850-5600


                  QUIXOTE CORPORATION ANNOUNCES ACQUISITION OF
                              SURFACE SYSTEMS, INC.

         CHICAGO, IL, August 30, 2001-- Quixote Corporation (Nasdaq:QUIX) announced today that its wholly-owned subsidiary, Quixote Transportation Safety, Inc., has acquired the stock of Surface Systems, Inc. ("SSI"), a manufacturer of patented pavement sensing equipment, specialized weather forecasting stations and proprietary weather forecasting software for approximately $11.5 million in cash. SSI, based in St. Louis, Missouri, is the leader in manufacturing and developing Road and Runway Weather Information Systems ("RWIS"). The Company had approximately $9 million in revenue during its fiscal year ended June 30, 2001. SSI's current management will continue to manage the Company, and its operations will remain in St. Louis. The acquisition is expected to be modestly accretive to Quixote's earnings in fiscal 2002.

         Founded in 1972, Surface Systems Inc. (www.ssiweather.com), introduced the first pavement sensor in the United States and has grown into the premier provider of Roadway and Runway Weather Information Systems in the United States with more than 90% market share in those markets. The RWIS is used to collect pavement and weather information that enhances the ability of government agencies and airports to make critical decisions including when and where to plow and salt roads, and whether or not to close runways. SSI's RWIS, the only North American-made system that is FAA-approved, integrates sophisticated, proprietary in-ground road sensors with above ground atmospheric sensors, which results in highly accurate weather information gathering capabilities. SSI has a staff of meteorologists skilled in

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using SSI's sophisticated software to provide weather forecasting services utilizing the data gathered by its RWIS Systems. Most of the airports and about 30% of the highway departments in the United States utilize these forecasting services in conjunction with purchasing the RWIS equipment.

         Leslie J. Jezuit, Quixote's Chairman and Chief Executive Officer, commented, "We are extremely pleased to announce the acquisition of Surface Systems, Inc. By acquiring the North American market leader in advanced roadway sensing equipment, we have further solidified our premier position in the Intelligent Transportation Systems ("ITS") market. We see great synergies between SSI's products and our wireless sensors, highway advisory radio and variable message sign product lines. We expect to expand the sales of both Quixote's and SSI's products by leveraging our extensive marketing, sales and distribution capabilities. We strongly believe that SSI's leading market share in the RWIS market, nearly 30 years of experience, and approximately 1,800 systems in place nationwide, will provide Quixote with an enormous opportunity to integrate a number of our products, including our state-of-the-art FreezeFree(TM) anti-icing system, variable message signs and smart work zone systems.

         Mr. Jezuit concluded, "As roadway safety and monitoring grow increasingly more sophisticated, we remain committed to developing and acquiring other new and innovative technologies that will further position Quixote as the leader in highway safety both in the United States and abroad."

         Quixote Corporation, (www.quixotecorp.com), through its wholly-owned subsidiary, Quixote Transportation Safety, Inc., is the world's leading manufacturer of energy-absorbing highway crash cushions, electronic wireless measuring and sensing devices, computerized highway advisory radio transmitting systems, electronic variable message signs, flexible post delineators and other highway safety products.

         SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: EXCEPT FOR HISTORICAL INFORMATION CONTAINED HEREIN, THE MATTERS SET FORTH IN THIS NEWS RELEASE ARE FORWARD-LOOKING STATEMENTS. THE FORWARD-LOOKING STATEMENTS SET FORTH ABOVE INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM ANY SUCH STATEMENT, INCLUDING THE RISKS AND UNCERTAINTIES DISCUSSED IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED JUNE 30, 2000, UNDER THE CAPTION "FORWARD-LOOKING STATEMENTS" IN MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, WHICH DISCUSSION IS INCORPORATED BY THIS REFERENCE.

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